EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-277940) and on Form S-8 (No. 333-216539, No. 333-213865 and No. 333-233019) of AC Immune SA of our report dated March 13, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers SA

Pully, Switzerland
March 13, 2025